Exhibit 99.1

NEWS RELEASE

Media contact:                 Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:              Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:     May 5, 2014                                                                                                                                   Financial Media

Otter Tail Corporation Announces Strong First Quarter Earnings
Increases 2014 Earnings Guidance to $1.60 to $1.80 per Share
Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2014.

Summary:

•	Consolidated revenues were $240.5 million compared with $218.0 million for the first quarter of 2013.

•
Consolidated net income and diluted earnings from continuing operations totaled $21.4 million and $0.59 per share, respectively, compared with $15.2 million and $0.41 per share for the first quarter of 2013.

•	The corporation is increasing its 2014 earnings guidance range to $1.60 to $1.80 per diluted share from its previously announced range of $1.55 to $1.75, based on its strong first quarter performance.

CEO Overview
“With consolidated revenues up more than 10% and consolidated net income from continuing operations up over 40% compared with first quarter last year, we are more than pleased with our 2014 first quarter results,” said Otter Tail Corporation CEO Jim McIntyre.

“Late last year and again this quarter investors saw an earnings uplift from our utility rate base growth strategy. The regulatory mechanisms we discussed in investor communications throughout last year have taken effect, allowing for a return on the funds we have invested in three CapX2020 transmission projects, two 345-kv transmission projects deemed ‘multi-value projects,’ or MVPs, by the Midcontinent Independent System Operator (MISO), and the environmental upgrade at Big Stone Plant.

“In addition, Otter Tail Power Company’s electricity sales through a prolonged, colder-than-normal winter boosted our electric segment net income.

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“Earnings from our manufacturing and infrastructure companies under Varistar, although down in some cases compared with first quarter last year, were generally in line with our expectations for first quarter this year—the result of our initiatives to drive operational excellence. Foley, in particular, continues to improve its profitability through better project management and bid estimating. And corporate costs were down significantly.

“On the strength of our discipline, strategy, and first quarter results, we are increasing our overall guidance for 2014 diluted earnings per share to $1.60 to $1.80 from our previously announced range of $1.55 to $1.75.”

Cash Flow from Operations, Liquidity and Financing
The corporation’s consolidated cash used in continuing operations for the quarter ended March 31, 2014 was $18.9 million compared with $10.2 million in cash provided by continuing operations for the quarter ended March 31, 2013. Contributing to the $29.1 million change between the quarters was a $21.2 million increase in cash used for working capital items associated with quarter over quarter revenue growth and a $10.0 million increase in discretionary contributions to the corporation’s pension plan. The following table presents the status of the corporation’s lines of credit as of March 31, 2014:

(in thousands)	Line Limit	In Use On March 31, 2014	Restricted due to Outstanding Letters of Credit	Available on March 31, 2014
Otter Tail Corporation Credit Agreement	$150,000	$11,899	$659	$137,442
Otter Tail Power Company Credit Agreement	170,000	--	3,830	166,170
Total	$320,000	$11,899	$4,489	$303,612

On February 27, 2014 Otter Tail Power Company issued $150 million in senior unsecured notes under a Note Purchase Agreement entered into on August 14, 2013. A portion of the proceeds of the notes were used to retire Otter Tail Power Company’s $40.9 million unsecured term loan and to repay $82.5 million of short-term debt then outstanding under the Otter Tail Power Company Credit Agreement. Remaining proceeds of the notes will be used to fund planned construction program expenditures.

Board of Directors Declared Quarterly Dividend
On May 2, 2014 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.3025 per share. This dividend is payable June 10, 2014 to shareholders of record on May 15, 2014.

Segment Performance Summary
Electric
Electric revenues and net income were $119.1 million and $16.7 million, respectively, compared with $101.0 million and $11.9 million for the first quarter of 2013.

The following table shows Heating Degree Days as a percent of normal:

Three Months ended March 31,
2014	2013
117.3%	105.3%

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Retail electric revenues increased $13.2 million as a result of:

•
a $5.7 million increase in fuel clause adjustment revenues and fuel and purchased power costs recovered in base rates, driven by an 8.2% increase in fuel costs per kilowatt-hour (kwh) generated at Otter Tail Power Company’s fuel fired generating units and a 43.2% increase in prices for power purchased to serve retail customers as a result of higher demand due to colder weather in the first quarter of 2014 compared to the first quarter of 2013,

•
a $3.4 million increase in revenues related to a 6.7% increase in retail kwh sales, of which: $1.8 million is attributed to colder weather in 2014, $0.8 million is related to increased sales to a pipeline customer and approximately $0.8 million is from increased sales to residential and commercial customers due, in part, to improved economic conditions and customer growth in Otter Tail Power Company’s service territory,

•
a $2.6 million increase in Environmental Cost Recovery rider revenues related to earning a return in Minnesota and North Dakota on increasing amounts invested in the AQCS under construction at Big Stone Plant, and

•	a $2.3 million increase in Transmission Cost Recovery rider revenues resulting from increased investment in transmission lines,

offset by:

•
a $0.9 million decrease in Renewable Resource Adjustment rider (RRA) revenues in North Dakota as a result of: (1) declining book values of renewable assets due to depreciation and (2) reduced RRA revenue requirements related to earning more federal Production Tax Credits (PTCs) as a result of a 33.0% increase in kwhs generated by Otter Tail Power Company’s wind turbines eligible for PTCs.

Wholesale electric revenues from company-owned generation increased $3.3 million as a result of a 163% increase in revenue per wholesale kwh sold and a 13.9% increase in wholesale kwhs sold. The increase in wholesale kwh sales and prices was driven by increased wholesale market demand resulting from colder weather in the first quarter of 2014. Otter Tail Power Company was able to serve the higher demand from both wholesale and retail customers as a result of improved availability of Coyote Station, which was shut down for generator repairs during the first seven weeks of 2013, and as a result of a 30.9% increase in kwhs generated from company-owned wind turbines.

Net revenue from energy trading activities, including net mark-to-market gains and losses on forward energy contracts, decreased $0.6 million mainly as a result of decreased trading activity and the incurrence of losses on contracts entered into and settled in the first quarter of 2014.

Other electric operating revenues increased $2.2 million, reflecting:
•
a $1.4 million increase in MISO tariff revenues resulting from increased investment in regional transmission lines and returns on and recovery of CapX2020 and MISO-designated MVP investment costs and operating expenses, and

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•
a $0.8 million increase in revenue from various other sources including a $0.3 million increase in transmission related revenue under an integrated transmission agreement and a $0.2 million increase in revenue from steam sales at Big Stone Plant.

Production fuel costs increased $4.1 million as a result of a 13.4% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators in combination with an 8.2% increase in the cost of fuel per kwh generated. The increase in kwh generation was facilitated by improved availability of Coyote Station. The cost of purchased power to serve retail customers increased $5.1 million due to a 43.2% increase in costs per kwh purchased, partially offset by an 8.5% decrease in kwhs purchased. The increase in costs per kwh purchased was driven by increased wholesale market demand resulting from colder weather.

Electric operating and maintenance expenses increased $2.2 million as a result of:

•	a $1.2 million increase in MISO transmission tariff charges related to increasing investments in regional CapX2020 and MISO-designated MVPs,

•	a $1.2 million increase in labor costs due to increased wages and hours worked and accrued incentives related to Otter Tail Power Company’s improved performance quarter over quarter, and

•
increases of $0.1 million to $0.2 million in each of the following categories of expense: generating plant material and supplies, electric grid software maintenance, travel expenses, regulatory assessment charges and insurance premiums, offset by:

•	a $1.3 million decrease in labor loading charges as a result of a reduction in pension and postretirement benefit costs related to an increase in discount rates and pension fund contributions.

Manufacturing

Manufacturing revenues and net income were $55.4 million and $2.9 million, respectively, compared with $53.2 million and $3.3 million for the first quarter of 2013.

•
At BTD, revenues increased $4.9 million mainly as a result of increased sales to manufacturers of recreational equipment. BTD’s revenue increase was offset by increased material costs and increases in support salaries, wages and product handling costs to support anticipated sales growth in 2014. A $0.7 million increase in BTD’s administrative and general expenses related to increased labor and benefit costs was mostly offset by decreases of $0.3 million in depreciation expense and $0.3 million in income taxes, resulting in a $0.1 million decrease in quarter over quarter net income at BTD.

•
At T.O. Plastics, revenues decreased $2.6 million and net income decreased $0.4 million, mainly due to a significant reduction in sales of a high volume product that a customer began producing on its own in 2014.

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Plastics
Plastics revenues and net income were $40.5 million and $3.5 million, respectively, compared with $37.4 million and $3.9 million for the first quarter of 2013. The increase in revenues is the result of a 10.3% increase in pounds of polyvinyl chloride (PVC) pipe sold, partially offset by a 1.8% decrease in the price per pound of pipe sold. States with significant increases in sales were Colorado, California, Arizona, Nevada, Texas and Minnesota. Cost of products sold increased by $3.3 million, mostly due to the increase in sales volume, but also due to a 1.1% increase in the cost per pound of pipe sold related to higher PVC resin costs. A $0.7 million increase in operating expenses, mainly related to increased wage and benefit costs, in combination with the $0.2 million reduction in gross margins was partially offset by a $0.5 million decrease in income tax expense, resulting in the $0.4 million decline in Plastics segment net income between the quarters.

Construction

Construction revenues and net loss were $25.5 million and $0.6 million, respectively, compared with $26.4 million and $1.1 million for the first quarter of 2013.

•
Foley broke even in the first quarter of 2014 compared with losing $0.3 million in the first quarter of 2013, despite a $1.8 million decrease in revenues. Foley’s improved results are reflective of more selective bidding on projects and improved cost control processes in construction management, resulting in a $1.0 million improvement in gross margins between quarters. The increase in gross margins was partially offset by a $0.5 million increase in labor and benefit expenses and a $0.2 million increase in income taxes.

•
Aevenia’s revenues increased $0.9 million and its net loss decreased $0.2 million between the quarters.  Aevenia’s revenue increase was offset by a commensurate increase in costs and their operating expenses were flat between quarters. The $0.2 million increase in Aevenia’s net income is attributable to an after-tax gain on the sale of its data communication installation and services business in the first quarter of 2014.

Corporate

•
Corporate costs, net-of-tax, decreased $1.2 million as a result of a gain on the sale of a low income housing investment and reductions in stock based performance incentive and health care benefit costs. Corporate costs also decreased $0.6 million due to a decrease in interest expense related to the early retirement, in November 2013, of $47.7 million of the corporation’s outstanding 9.0% notes due December 15, 2016.

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2014 Business Outlook
The corporation is increasing its consolidated diluted earnings per share guidance for 2014 to be in the range of $1.60 to $1.80 from its previously announced range of $1.55 to $1.75. This updated guidance reflects the current mix of businesses owned by the corporation. It considers the cyclical nature of some of the corporation’s businesses and reflects challenges, as well as the corporation’s plans and strategies for improving future operating results.

Segment components of the corporation’s 2014 earnings per share guidance range are as follows:

	Previous 2014 EPS Guidance		Current 2014 EPS Guidance
	Low	High	Low	High
Electric	$1.19	$1.23	$1.21	$1.25
Manufacturing	$0.29	$0.33	$0.29	$0.33
Plastics	$0.25	$0.29	$0.27	$0.31
Construction	$0.07	$0.11	$0.07	$0.11
Corporate	($0.25)	($0.21)	($0.24)	($0.20)
Total – Continuing Operations	$1.55	$1.75	$1.60	$1.80

Contributing to our updated earnings guidance for 2014 are the following items:

•
The corporation expects 2014 net income for its Electric segment to increase from its previously issued guidance primarily as a result of the strong first quarter results driven in part by colder than normal weather. Items affecting the corporation’s 2014 Electric segment earnings guidance compared with 2013 earnings include:

o	Rider recovery increases, including environmental riders in Minnesota and North Dakota related to the Big Stone AQCS environmental upgrades while under construction, and

o	A decrease in pension costs of approximately $2.0 million as a result of an increase in the discount rate from 4.5% to 5.3%, offset by

o	An increase in interest costs as a result of $150 million of fixed rate long term debt put in place in the first quarter of 2014 to finance the Big Stone Plant AQCS and transmission projects, and

o	An increase in operating and maintenance costs primarily for increased labor and a planned outage for maintenance at Hoot Lake Plant.

•	The corporation is maintaining its original 2014 earnings expectations for its Manufacturing segment, which are expected to be unchanged from 2013 results due to the following factors:

o
An increase at BTD due to increased order volume as a result of expanded relationships with customers in recreational vehicle, lawn and garden, industrial and commercial end markets BTD serves, offset by

o	A decrease in earnings from T.O. Plastics due to a reduction in sales of a product the customer will be producing on its own in 2014.

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o	Backlog for the manufacturing companies of approximately $115 million for 2014 compared with $97 million one year ago.

•	The corporation is raising its expectations for 2014 net income for its Plastics segment from its original guidance due to a stronger than expected first quarter.

•
The corporation is maintaining its original 2014 net income guidance for its Construction segment. Net income is expected to be higher in 2014 than in 2013 as a result of improved cost control processes in construction management and more selective bidding on projects with the potential for higher margins. Backlog in place for the construction businesses is $85 million for 2014 compared with $100 million one year ago.

•
Corporate costs for 2014 are expected to be slightly lower than original guidance as a result of a sale of an investment in tax-credit-qualified low income housing rental property, which was not expected when the corporation’s original guidance was given, and improved performance in the corporation’s self-insured health plan.

The corporation reviews its portfolio of companies at least annually to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment.

The following table shows our 2013 capital expenditures and 2014 through 2018 anticipated capital expenditures and electric utility average rate base:

(in millions)	2013	2014	2015	2016	2017	2018
Capital Expenditures:
Electric Segment:
Transmission		$53	$46	$97	$52	$56
Environmental		82	61	--	--	--
Other		37	38	44	45	46
Total Electric Segment	$149	$172	$145	$141	$97	$102
Manufacturing and Infrastructure Segments	15	23	19	26	20	24
Total Capital Expenditures	$164	$195	$164	$167	$117	$126
Total Electric Utility Average Rate Base		$885	$991	$1,062	$1,120	$1,152

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2014 through 2018 timeframe.

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CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, May 6, 2014, at 10:00 a.m. CDT to discuss the company’s financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast.  An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

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Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2014 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•
The corporation made $20.0 million in discretionary contributions to its defined benefit pension plan in January 2014. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

•
Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

•
The corporation currently has $7.3 million of goodwill and a $1.1 million indefinite-lived trade name recorded on its consolidated balance sheet related to the acquisition of Foley in 2003. Foley net earnings improved $10.4 million between 2012 and 2013. If future expected operating profits do not meet the corporation’s projections, the reductions in anticipated cash flows from Foley may indicate its fair value is less than its book value, resulting in an impairment of some or all of the goodwill and indefinite-lived intangible assets associated with Foley along with a corresponding charge against earnings.

•
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	The corporation’s plans to grow and operate its manufacturing and infrastructure businesses could be limited by state law.

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•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

•
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

•
The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

•	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

•
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•
A significant failure or an inability to properly bid or perform on projects or contracts by the corporation’s construction businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

•
The corporation’s construction subsidiaries enter into contracts which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing and infrastructure businesses consisting of its Manufacturing, Plastics and Construction segments. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2014 and 2013 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows. For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

# # #

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Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2014	2013
Operating Revenues by Segment
Electric	$119,088	$101,010
Manufacturing	55,435	53,166
Plastics	40,483	37,400
Construction	25,506	26,425
Corporate Revenue and Intersegment Eliminations	(40)	(47)
Total Operating Revenues	240,472	217,954
Operating Expenses
Fuel and Purchased Power	43,815	34,592
Nonelectric Cost of Goods Sold (depreciation included below)	96,301	92,062
Electric Operating and Maintenance Expense	37,593	35,363
Nonelectric Operating and Maintenance Expense	13,561	13,778
Depreciation and Amortization	14,780	14,920
Total Operating Expenses	206,050	190,715
Operating Income (Loss) by Segment
Electric	26,917	20,424
Manufacturing	5,391	6,349
Plastics	5,771	6,717
Construction	(1,218)	(1,699)
Corporate	(2,439)	(4,552)
Total Operating Income	34,422	27,239
Interest Charges	6,595	6,980
Other Income	1,823	861
Income Tax Expense – Continuing Operations	8,288	5,886
Net Income (Loss) by Segment – Continuing Operations
Electric	16,653	11,931
Manufacturing	2,896	3,318
Plastics	3,460	3,887
Construction	(620)	(1,092)
Corporate	(1,027)	(2,810)
Net Income from Continuing Operations	21,362	15,234
Discontinued Operations
Income (Loss) - net of Income Tax Expense (Benefit) of $49 in 2014 and ($205) in 2013	68	(81)
Gain on Disposition - net of Income Tax Expense of $6 in 2013	--	210
Net Income from Discontinued Operations	68	129
Net Income	21,430	15,363
Preferred Dividend Requirement and Other Adjustments	--	513
Balance for Common	$21,430	$14,850
Average Number of Common Shares Outstanding
Basic	36,240,350	36,075,131
Diluted	36,431,915	36,259,115

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.59	$0.41
Discontinued Operations	--	--
	$0.59	$0.41
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.59	$0.41
Discontinued Operations	--	--
	$0.59	$0.41

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Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)

	March 31,	December 31,
	2014	2013

Current Assets
Cash and Cash Equivalents	$6,613	$1,150
Accounts Receivable:
Trade—Net	99,892	83,572
Other	11,523	9,790
Inventories	81,875	72,681
Deferred Income Taxes	39,352	35,452
Unbilled Revenues	16,902	18,157
Costs and Estimated Earnings in Excess of Billings	3,719	4,063
Regulatory Assets	20,199	17,940
Other	11,336	7,747
Assets of Discontinued Operations	38	38
Total Current Assets	291,449	250,590

Investments	8,753	9,362
Other Assets	29,605	28,834
Goodwill	38,808	38,971
Other Intangibles—Net	13,084	13,328

Deferred Debits
Unamortized Debt Expense	4,498	4,188
Regulatory Assets	78,839	83,730
Total Deferred Debits	83,337	87,918

Plant
Electric Plant in Service	1,473,685	1,460,884
Nonelectric Operations	196,500	194,872
Construction Work in Progress	207,442	187,461
Total Gross Plant	1,877,627	1,843,217
Less Accumulated Depreciation and Amortization	686,460	676,201
Net Plant	1,191,167	1,167,016
Total	$1,656,203	$1,596,019

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Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)

	March 31,	December 31,
	2014	2013

Current Liabilities
Short-Term Debt	$11,899	$51,195
Current Maturities of Long-Term Debt	191	188
Accounts Payable	104,486	113,457
Accrued Salaries and Wages	13,556	19,903
Billings In Excess Of Costs and Estimated Earnings	10,077	13,707
Accrued Taxes	14,057	12,491
Derivative Liabilities	8,252	11,782
Other Accrued Liabilities	8,272	6,532
Liabilities of Discontinued Operations	3,442	3,637
Total Current Liabilities	174,232	232,892

Pensions Benefit Liability	50,129	69,743
Other Postretirement Benefits Liability	45,547	45,221
Other Noncurrent Liabilities	21,367	25,209

Deferred Credits
Deferred Income Taxes	212,682	195,603
Deferred Tax Credits	27,834	28,288
Regulatory Liabilities	75,365	73,926
Other	733	718
Total Deferred Credits	316,614	298,535

Capitalization
Long-Term Debt, Net of Current Maturities	498,640	389,589

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	182,062	181,358
Premium on Common Shares	259,454	255,759
Retained Earnings	109,878	99,441
Accumulated Other Comprehensive Loss	(1,720)	(1,728)
Total Common Equity	549,674	534,830
Total Capitalization	1,048,314	924,419
Total	$1,656,203	$1,596,019

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Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Three Months Ended March 31,
In thousands	2014	2013
Cash Flows from Operating Activities
Net Income	$21,430	$15,363
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	--	(210)
Net (Income) Loss from Discontinued Operations	(68)	81
Depreciation and Amortization	14,780	14,920
Deferred Tax Credits	(454)	(483)
Deferred Income Taxes	12,872	6,139
Change in Deferred Debits and Other Assets	(888)	4,800
Discretionary Contribution to Pension Plan	(20,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	(2,408)	1,975
Allowance for Equity/Other Funds Used During Construction	(340)	(293)
Change in Derivatives Net of Regulatory Deferral	118	378
Stock Compensation Expense – Equity Awards	358	392
Other—Net	(255)	25
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(17,884)	(13,423)
Change in Inventories	(9,234)	(4,062)
Change in Other Current Assets	(1,599)	(3,025)
Change in Payables and Other Current Liabilities	(16,363)	(3,440)
Change in Interest and Income Taxes Receivable/Payable	1,013	1,076
Net Cash (Used in) Provided by Continuing Operations	(18,922)	10,213
Net Cash Used in Discontinued Operations	(135)	(2,400)
Net Cash (Used in) Provided by Operating Activities	(19,057)	7,813
Cash Flows from Investing Activities
Capital Expenditures	(37,690)	(23,327)
Proceeds from Disposal of Noncurrent Assets	1,505	729
Net Increase in Other Investments	(989)	(923)
Net Cash Used in Investing Activities - Continuing Operations	(37,174)	(23,521)
Net Proceeds from Sale of Discontinued Operations	--	10,465
Net Cash Provided by (Used in) Investing Activities - Discontinued Operations	7	(208)
Net Cash Used in Investing Activities	(37,167)	(13,264)
Cash Flows from Financing Activities
Net Short-Term (Repayments) Borrowings	(39,296)	1,335
Proceeds from Issuance of Common Stock	3,666	1,156
Payments for Retirement of Capital Stock	(242)	(15,500)
Proceeds from Issuance of Long-Term Debt	150,000	40,900
Short-Term and Long-Term Debt Issuance Expenses	(502)	(7)
Payments for Retirement of Long-Term Debt	(40,946)	(25,178)
Dividends Paid and Other Distributions	(10,993)	(11,307)
Net Cash Provided by (Used in) Financing Activities	61,687	(8,601)
Net Change in Cash and Cash Equivalents – Discontinued Operations	--	(778)
Net Change in Cash and Cash Equivalents	5,463	(14,830)
Cash and Cash Equivalents at Beginning of Period	1,150	52,362
Cash and Cash Equivalents at End of Period	$6,613	$37,532

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